GUINNESS ATKINSON FUNDS
AMENDMENT TO THE AMENDED AND RESTATED
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated the 29 day of August, 2005, to the Amended and Restated Fund Administration Servicing Agreement, dated April 28, 2003 (the "Agreement"), is entered by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Fund Administration Servicing Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust and USBFS wish to amend said the Agreement; and

WHEREAS, Paragraph 6 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that the following:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A hereto. The parties agree that exhibit A is effective as of June 30, 2004.

The fee schedule in Exhibit B to the Agreement is hereby superceded and replaced with the fee schedule attached at Exhibit B hereto. The parties agree that exhibit B is effective as of April 30, 2005

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GUINNESS ATKINSON FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/James J. Atkinson	By: /s/Joe D. Redwine

Title: President	Title: President

Exhibit A to the Guinness Atkinson
Fund Administration Servicing Agreement

Fund Names

Separate Series of Guinness Atkinson Funds

Name of Series	Date Added

Guinness Atkinson Asia Focus Fund	4-28-03
Guinness Atkinson China & Hong Kong Fund	4-28-03
Guinness Atkinson Global Innovators Fund	4-28-03
Guinness Atkinson Global Energy Fund	6-30-04